Exhibit 99.1

Epiq Systems Expands Senior Revolving Credit Facility

Kansas City, KS (April 27, 2011) — Epiq Systems, Inc. (NASDAQ: EPIQ), a leading provider of technology solutions for the legal profession, today announced that the company entered into an amended senior credit facility on April 25, 2011, extending the facility through December 31, 2015. The credit facility continues to provide for a senior revolving loan with an increase in the amount of funds available from $140.0 million to $325.0 million and includes an accordion feature of $50.0 million, providing for an increase in the total borrowings to a maximum of $375.0 million.

Tom W. Olofson, chairman and CEO of Epiq Systems stated, “The amended credit facility with a syndicate of banks as lenders provides us the continued flexibility to act on strategic opportunities to enhance future growth and build shareholder value.”

About Epiq Systems

Epiq Systems is a leading provider of managed technology for the global legal profession.  Our solutions streamline the administration of bankruptcy, litigation, financial transactions and regulatory compliance matters.  We offer innovative technology solutions for electronic discovery, document review, legal notification, claims administration and controlled disbursement of funds.  Our clients include leading law firms, corporate legal departments, bankruptcy trustees, government agencies and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

For more information

Lew Schroeber, Investor Relations, telephone: 913-621-9500.

Email:  ir@epiqsystems.com or visit us online at www.epiqsystems.com

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